CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Amendment Number 1 to Form S-1 of our report included herein dated October 5, 2009, with respect to the consolidated balance sheets of CEDAR CREEK MINES LTD. (An Exploration Stage Company) as of May 31, 2009 and 2008 and the related consolidated statements of operations, stockholder’s equity, and cash flows for the year ended May 31, 2009, the period April 3, 2008 (inception) to May 31, 2008 and the period April 3, 2008 (inception) to May 31, 2009. We also consent to the reference of our Firm’s name under the caption “Experts” in such Registration Statement and related prospectus.

Kempisty & Company,
Certified Public Accountants, P.C.
New York, New York

Dated: October 13, 2009